UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 19, 2010

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Star Gold Corp.

(Name of Small Business issuer in its charter)

   Nevada                                                 000-52711                                    27-0348508

(State or other jurisdiction of               (Commission File No.)                    (IRS Employer  incorporation or organization)                                                                  Identification Number)

               6240 East Seltice Way Suite C, Post Falls, Idaho, USA 83854

 (Address of principal executive offices)

                                                                      208- 755-5374

(Registrant’s telephone number)

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Entry into a Material Definitive Agreement, Financial Statements and Exhibits

Item 1.01. Entry into a Material Definitive Agreement.

On January 15, 2010, Star Gold Corp. (the "Registrant") executed an Option to purchase agreement (the "Agreement") with MinQuest, Inc. ("MinQuest") granting the Registrant the right to acquire 100% of the mining interests of one Nevada mineral exploration property currently controlled by MinQuest, a natural resource exploration company. The property is named the Longstreet Property (“the Property"). The terms of the 100% option agreement: initial cash payment of $20,000 USD, issuance of 25,000 shares of Star Gold shares and 25,000 stock options based on “fair market price” to MinQuest Inc.  The Option Agreement includes cash payments totaling $250,000 over seven years and the issuance of 175,000 shares and 175,000 stock options based on “fair market price” over the same seven-year period.  The company has agreed to work commitments of $3,550,000 over seven years.  Following the Seventh Anniversary and if commitments have been met Star Gold shall receive a quitclaim for 100% interest in the property in consideration of a 3% NSR to MinQuest Inc.

The Property is located in Nye County Nevada approximately 170 miles north-northwest of Las Vegas and currently consists of 60 unpatented mining claims.

Item 7.01 Regulation FD Disclosure.

Press Release

The information in this Item 7.01 of this Current Report is furnished  pursuant to Item 7.01 and shall not be deemed "filed" for any purpose,  including for the purposes  of  Section  18 of the  Exchange  Act,  or  otherwise  subject  to the liabilities of that Section.  The information in this Current Report on Form 8-K shall  not be  deemed  incorporated  by  reference  into any  filing  under  the

Securities Act or the  Exchange  Act  regardless  of any general  incorporation language in such filing.

On January 20, 2010 Star Gold Corp. issued a press release.  The text of the press release is attached herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

EXHIBITS

10.1 Longstreet Option Agreement Between Star Gold Corp. and MinQuest, Inc.
99.1 Press release January 19, 2010 Longstreet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Lindsay Gorrill

President and Director

January 20, 2010